EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended February 28, 2014

Current Month				Rolling Performance*				Rolling Risk Metrics* (Mar 2009 – Feb 2014)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.2%	1.2%	-3.6%	-6.0%	-9.4%	-6.1%	-1.3%	-6.1%	10.4%	-27.8%	-0.6	-0.7
B**	1.2%	1.1%	-3.8%	-6.6%	-10.0%	-6.7%	-2.0%	-6.7%	10.4%	-30.1%	-0.6	-0.8
Legacy 1***	1.2%	1.4%	-3.3%	-4.0%	-7.3%	N/A	N/A	-3.7%	10.2%	-23.0%	-0.3	-0.5
Legacy 2***	1.2%	1.4%	-3.3%	-4.2%	-7.6%	N/A	N/A	-4.0%	10.2%	-23.7%	-0.3	-0.5
Global 1***	1.2%	1.4%	-3.3%	-3.5%	-6.8%	N/A	N/A	-4.2%	9.8%	-22.1%	-0.4	-0.6
Global 2***	1.2%	1.4%	-3.3%	-3.7%	-7.0%	N/A	N/A	-4.5%	9.8%	-23.1%	-0.4	-0.6
Global 3***	1.2%	1.2%	-3.6%	-5.3%	-8.6%	N/A	N/A	-6.2%	9.8%	-28.9%	-0.6	-0.8

S&P 500 Total Return Index****	1.3%	4.6%	1.0%	25.4%	14.4%	23.0%	7.2%	23.0%	14.3%	-16.3%	1.5	2.8
Barclays Capital U.S. Long Gov Index****	1.6%	0.8%	6.3%	-4.9%	8.0%	5.7%	6.2%	5.7%	11.7%	-15.5%	0.5	0.9
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	28%					28%
Energy	14%	Long	Crude Oil	3.6%	Long	14%	Long	Crude Oil	3.6%	Long
			Gasoline Blendstock	3.0%	Long			Gasoline Blendstock	3.0%	Long
Grains/Foods	10%	Long	Soybeans	3.2%	Long	10%	Long	Soybeans	3.2%	Long
			Soybean Meal	1.2%	Long			Soybean Meal	1.2%	Long
Metals	4%	Long	Zinc	0.6%	Long	4%	Long	Zinc	0.6%	Long
			Aluminum	0.6%	Short			Aluminum	0.6%	Short
FINANCIALS	72%					72%
Currencies	32%	Short $	Japanese Yen	6.6%	Short	32%	Short $	Japanese Yen	6.7%	Short
			British Pound	4.8%	Long			British Pound	4.8%	Long
Equities	18%	Long	DAX Index	3.7%	Long	18%	Long	DAX Index	3.7%	Long
			S&P 500 Index	2.3%	Long			S&P 500 Index	2.3%	Long
Fixed Income	22%	Long	Bunds	4.5%	Long	22%	Long	Bunds	4.5%	Long
			U.S. Treasury Bonds	2.8%	Long			U.S. Treasury Bonds	2.8%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy	Natural gas prices plummeted by more than 24% as demand fell due to forecasts for warmer weather. Crude oil prices increased after U.S. inventory data showed supplies rose less than expected.
Grains/Foods
Coffee prices moved 6% higher because abnormally dry weather continued to damage crops in Brazil and to weaken supply forecasts.  Soybean prices rallied due to tight supplies and strong demand from China.

Metals
Precious metal markets experienced small price declines because of profit-taking from investors.  Nickel prices advanced by more than 2% as the Indonesian government reaffirmed its decision to ban unprocessed ore exports.

Currencies
The Swiss franc rallied against counterparts following an increased demand for safe-haven assets created by geopolitical turmoil and uncertainty about China’s monetary policy.  The New Zealand dollar rallied as a result of positive economic data, which was seen as a sign the Reserve Bank of New Zealand may raise interest rates soon.

Equities	Global equity markets generally moved higher. The primary driver behind equity strength was bullish comments from Janet Yellen during last week’s testimony to Congress.
Fixed Income	U.S. Treasury Bond and German Bund prices rose due to poor U.S. consumer confidence data and escalating tensions between Ukraine and Russia.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.